Exhibit 99.1

MBIA Inc. Reports Second Quarter 2016 Financial Results

PURCHASE, N.Y.--(BUSINESS WIRE)--August 8, 2016--MBIA Inc. (NYSE:MBI) (the Company) today reported a consolidated GAAP net loss of $27 million, or $0.20 per diluted share, for the second quarter of 2016 compared with consolidated net income of $64 million, or $0.36 per diluted share, for the second quarter of 2015. The $91 million adverse change in the financial result versus the year-ago quarter was primarily due to adverse variances on certain fair value effects and an increase in loss and loss adjustment expenses (LAE), partially offset by favorable tax effects.

Book Value (BV) per share was $26.88 as of June 30, 2016 compared with $24.61 as of December 31, 2015. The increases in BV per share since year-end 2015 was primarily due to share repurchases that decreased common shares outstanding. During the first half of 2016, the Company repurchased 16.6 million shares of its common stock.

The Company also reported Combined Operating Income (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $15 million or $0.12 per diluted share for the second quarter of 2016 compared with Combined Operating Income of $19 million or $0.11 per diluted share for the second quarter of 2015. The decline in Combined Operating Income for the second quarter of 2016 compared to the same period of 2015 was primarily driven by lower premiums earned. The Company’s share repurchases was the primary driver for the increase in Combined Operating Income per share.

Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) was $32.42 as of June 30, 2016 compared with $29.69 as of December 31, 2015. The increase in ABV per share since year-end 2015 was primarily driven by the repurchase of 16.6 million shares during the first six months of 2016.

Operating Income and ABV per share provide investors with two perspectives of the Company’s financial results that management uses in measuring financial performance. Reconciliations of ABV per share to book value per share, and Operating Income to net income, calculated in accordance with GAAP, are attached.

Statements from Company Representative

Bill Fallon, MBIA’s President and Chief Operating Officer notes, “Focus inside and outside the Company remains on National’s Puerto Rico’s exposures. Since last quarter, PROMESA has become law and the PREPA Restructuring Support Agreement was extended into December of this year. On July 1, Puerto Rico defaulted on some of its debt service obligations and National paid $173 million of claims – primarily on the General Obligation bonds. Despite Puerto Rico’s misguided decision to violate its constitution and the seniority of payments on its debts, we are pleased by the positive reactions of our insured bondholders and analysts who are increasingly recognizing the value bond insurance provides, and we remain confident that insurance penetration in the market will benefit as a result.”

Mr. Fallon added, “Further, now that PROMESA has become law, we anticipate better progress in reaching resolutions on each of our insured Puerto Rico credits. In the meantime, National’s new business efforts continue to make headway, despite the ongoing challenges of the low interest rate environment.”

Year-to-Date Results

The Company recorded a consolidated GAAP net loss of $105 million, or $0.78 per diluted common share for the six months ended June 30, 2016, compared with consolidated net income of $133 million, or $0.72 per diluted common share, for the first six months of 2015. The $238 million adverse variance was primarily driven by a $130 million unfavorable variance on net gains (losses) on financial instruments at fair value and foreign exchange and a $124 million unfavorable net change in the fair value of insured derivatives.

The Company’s Combined Operating Income for the six months ended June 30, 2016 was $31 million or $0.24 per diluted share compared with Combined Operating Income of $53 million or $0.30 per diluted share for the first six months of 2015. The $22 million decrease in the Combined Operating Income for the first six months of 2016 was primarily due to a $29 million decrease in premiums earned from refunded exposures.

U.S. Public Finance Insurance Results

The Company’s U.S. public finance insurance business is primarily conducted through National Public Finance Guarantee Corporation (“National”), its primary operating subsidiary. The U.S. Public Finance Insurance segment recorded GAAP net income of $50 million for the second quarter of 2016 versus $37 million for the second quarter of 2015. The $13 million increase in net income was primarily driven by a $25 million increase in net gains (losses) on financial instruments due to the sale of investments.

National also recorded $34 million of Operating Income in the second quarter of 2016 compared with $40 million of Operating Income for the second quarter of 2015. The $6 million decrease in Operating Income was primarily due to an $11 million decrease in premiums earned from refunded exposures.

Net premiums earned in the U.S. Public Finance Insurance segment were $56 million in the second quarter of 2016, down 23 percent from $73 million of net premiums earned in the second quarter of 2015, which comprised a 28 percent decrease in refunded premiums earned and a 17 percent decrease in scheduled premiums earned.

National insured $209 million of new business gross par exposure during the second quarter of 2016, up from $158 million during the first quarter of 2016. The expansion of our new business activity continues to be constrained by low interest rates and competitive insurance pricing, which limit the opportunities to achieve attractive returns on our new business production.

Net investment income for the U.S. Public Finance Insurance segment was $30 million for the second quarter of 2016 compared with $28 million for the prior year’s second quarter.

The U.S. Public Finance Insurance segment’s losses and LAE were $9 million in the second quarter of 2016 compared with $8 million in the second quarter of 2015. In addition, National paid $173 million of insurance claims on the Puerto Rico bonds it insures with respect to their July 1, 2016 debt service amounts. Also, during the second quarter, certain PREPA creditors, including National, purchased new bonds issued by PREPA to replenish PREPA’s working capital and to enhance its liquidity.

For the second quarter of 2016, the amortization of deferred acquisition costs totaled $12 million versus $16 million for the second quarter of 2015, reflecting the reduction in premiums earned. Operating expenses were $15 million and $14 million for the second quarters of 2016 and 2015, respectively.

National had statutory capital of $3.5 billion and claims-paying resources totaling $4.7 billion as of June 30, 2016. National’s insured portfolio declined by $12 billion during the quarter, ending the quarter with $138 billion of gross par outstanding. National ended the quarter with a leverage ratio of gross par to statutory capital of 40 to 1, down from 48 to 1 at year-end 2015.

During the second quarter of 2016, Kroll Bond Rating Agency, Moody’s Investors Service and Standard and Poor’s Corporation each affirmed the credit ratings and outlooks assigned to National, which are AA+, stable; A3, negative; and AA-, stable, respectively.

Corporate Results

The corporate segment includes general corporate activities, as well as the support services provided to the Company’s other operating businesses and asset and capital management activities. The corporate segment recorded a GAAP net loss of $20 million for the second quarter of 2016 versus net income of $23 million for the second quarter of 2015. The $43 million adverse variance was primarily driven by a $75 million negative variance on the fair value of interest rate swaps. The $23 million net income for the second quarter of 2015 included $48 million of positive change in the fair value of interest rate swaps.

The corporate segment recorded an Operating Loss of $19 million in the second quarter of 2016 compared with an Operating Loss of $21 million in the second quarter of 2015. The improvement in the corporate segment's Operating Loss was primarily driven by a reduction in operating expenses.

As of June 30, 2016, MBIA Inc. held cash and liquid assets of $295 million, which excludes assets in its tax escrow account that totaled $273 million at quarter-end.

The Company’s consolidated net operating loss carryforward for income tax purposes as of June 30, 2016 was approximately $2.7 billion.

During the second quarter of 2016, the Company and its subsidiaries repurchased 1.7 million of its common shares at an average price of $7.02 per share. As of June 30, 2016, there was $88 million remaining under the Company’s current share repurchase authorization. As of August 2, 2016, 136 million of the Company’s common shares were outstanding.

International and Structured Finance Insurance Results

The Company’s international and structured finance insurance business is primarily conducted through MBIA Corp. Unless otherwise indicated or the context otherwise requires, references to “MBIA Corp.” are to MBIA Insurance Corporation, together with its subsidiaries, MBIA UK Insurance Limited and MBIA Mexico S.A. de C.V.

MBIA Insurance Corporation’s statutory net loss was $49 million in the second quarter of 2016, compared with a net loss of $47 million in the second quarter of 2015. Statutory net losses and LAE incurred for the second quarter of 2016 were $60 million compared with net losses and LAE incurred of $69 million in the comparable quarter of the prior year. The statutory capital of MBIA Insurance Corporation as of June 30, 2016 was $755 million and claims-paying resources totaled $2.2 billion.

As of June 30, 2016, MBIA Insurance Corporation’s liquidity position (excluding resources from its subsidiaries and branches) totaled $288 million consisting of cash and liquid invested assets.

During the second quarter of 2016, Moody’s Investors Service and Standard and Poor’s Corporation downgraded the credit rating assigned to MBIA Insurance Corp.; Moody's downgraded it from B3 to Caa1 and S&P downgraded it from B to CCC. Both Moody’s and S&P maintained a negative outlook on MBIA Insurance Corp.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Tuesday, August 9, 2016 at 8:00 AM (ET) to discuss its second quarter 2016 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 48759834. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the conference call will become available approximately two hours after the end of the call on August 9 and will remain available until 11:59 p.m. on August 23 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The code for the replay of the call is also 48759834. In addition, a recorded replay of the call will become available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, the possibility that the Company will experience increased credit losses or impairments on public finance obligations we insure issued by state, local and territorial governments and finance authorities that are experiencing fiscal stress, the possibility that MBIA Corp. will have inadequate liquidity to pay claims as a result of increased losses on certain structured finance transactions, in particular residential mortgage-backed securities transactions that include a substantial number of ineligible mortgage loans, or a delay or failure in collecting expected recoveries, the possibility that loss reserve estimates are not adequate to cover potential claims, a disruption in the cash flow from our subsidiaries or an inability to access capital and our exposure to significant fluctuations in liquidity and asset values within the global credit markets as a result of collateral posting requirements, our ability to fully implement our strategic plan, including our ability to maintain high stable ratings for National and generate investor demand for our financial guarantees, deterioration in the economic environment and financial markets in the United States or abroad, and adverse developments in European sovereign credit performance, real estate market performance, credit spreads, interest rates and foreign currency levels, the effects of governmental regulation, including insurance laws, securities laws, tax laws, legal precedents and accounting rules; and uncertainties that have not been identified at this time. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (“ABV”), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value by removing the GAAP book value amounts for items that are not expected to impact shareholder value and to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Combined Operating Income: The sum of Operating Income of the U.S. public finance insurance (National) and corporate segments net of eliminations. See “Operating Income” definition.

Operating Income/Loss: Operating Income/Loss is a useful measurement of performance because it measures income/loss from the Company’s core operating segments, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Operating Income/Loss also excludes net income/loss of the Company’s non-core operating segments. The Company’s non-core segment includes the activities of its international and structured finance insurance segment. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items noted above. Operating Income/loss is disclosed on an after-tax basis and adjustments to net income/loss are typically tax-effected at 35% unless a specific adjustment, or component thereof, is not taxable. Operating Income/Loss as defined by the Company does not include all revenues and expenses required by GAAP. Operating Income/Loss is not a substitute for and should not be viewed in isolation from GAAP net income/loss.

Operating Income/Loss per share represents that amount of Operating Income/Loss allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions except share and per share amounts)

	June 30, 2016	December 31, 2015
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $5,145 and $5,155)	$5,334	$5,145
Investments carried at fair value	68	177
Investments pledged as collateral, at fair value (amortized cost $216 and $322)	210	291
Short-term investments held as available-for-sale, at fair value (amortized cost $632 and $720)	632	721
Other investments (includes investments at fair value of $6 and $13)	10	16
Total investments	6,254	6,350

Cash and cash equivalents	568	464
Premiums receivable	716	792
Deferred acquisition costs	147	168
Insurance loss recoverable	365	577
Deferred income taxes, net	966	951
Other assets	231	156
Assets of consolidated variable interest entities:
Cash	37	58
Investments held-to-maturity, at amortized cost (fair value $509 and $2,401)	890	2,689
Fixed-maturity securities at fair value	281	932
Loans receivable at fair value	1,192	1,292
Loan repurchase commitments	401	396
Other assets	16	11
Total assets	$12,064	$14,836

Liabilities and Equity
Liabilities:
Unearned premium revenue	$1,418	$1,591
Loss and loss adjustment expense reserves	546	516
Long-term debt	1,945	1,889
Medium-term notes (includes financial instruments carried at fair value of $161 and $161)	991	1,016
Investment agreements	424	462
Derivative liabilities	378	314
Other liabilities	311	211
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $1,503 and $2,362)	2,393	5,051
Derivative liabilities	-	45
Total liabilities	8,406	11,095

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none	-	-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--283,487,936
and 281,833,618	284	282
Additional paid-in capital	3,150	3,138
Retained earnings	2,933	3,038
Accumulated other comprehensive income (loss), net of tax of $15 and $51	58	(61)
Treasury stock, at cost--147,844,413 and 130,303,241 shares	(2,779)	(2,668)
Total shareholders' equity of MBIA Inc.	3,646	3,729
Preferred stock of subsidiary	12	12
Total equity	3,658	3,741
Total liabilities and equity	$12,064	$14,836

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenues:
Premiums earned:
Scheduled premiums earned	$44	$51	$89	$106
Refunding premiums earned	29	40	59	86
Premiums earned (net of ceded premiums
of $2, $2, $3 and $5)	73	91	148	192
Net investment income	37	37	76	74
Fees and reimbursements	1	2	2	3
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured
derivatives	(2)	(3)	(16)	(12)
Unrealized gains (losses) on insured derivatives	(6)	63	(20)	100
Net change in fair value of insured derivatives	(8)	60	(36)	88
Net gains (losses) on financial instruments at fair value and
foreign exchange	14	45	(55)	75
Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(9)	(1)	(9)
Other-than-temporary impairments recognized in accumulated
other comprehensive income (loss)	-	2	-	2
Net investment losses related to other-than-temporary
impairments	-	(7)	(1)	(7)
Net gains (losses) on extinguishment of debt	3	(1)	5	(1)
Other net realized gains (losses)	-	(1)	(1)	19
Revenues of consolidated variable interest entities:
Net investment income	5	13	20	25
Net gains (losses) on financial instruments at fair value and
foreign exchange	(7)	6	(8)	(4)
Total revenues	118	245	150	464

Expenses:
Losses and loss adjustment	77	46	99	40
Amortization of deferred acquisition costs	10	13	20	26
Operating	30	32	65	67
Interest	49	50	99	100
Expenses of consolidated variable interest entities:
Operating	3	3	7	7
Interest	4	9	16	19
Total expenses	173	153	306	259
Income (loss) before income taxes	(55)	92	(156)	205
Provision (benefit) for income taxes	(28)	28	(51)	72
Net income (loss)	$(27)	$64	$(105)	$133

Net income (loss) per common share:
Basic	$(0.20)	$0.36	$(0.78)	$0.73
Diluted	$(0.20)	$0.36	$(0.78)	$0.72

Weighted average number of common shares outstanding:
Basic	132,677,066	172,146,651	134,245,952	176,914,777
Diluted	132,677,066	173,154,319	134,245,952	177,918,958

COMBINED
OPERATING INCOME (LOSS) RECONCILIATION(4)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income (loss)	$(27)	$64	$(105)	$133
Less: operating income adjustments:
Income (loss) before income taxes of the international and structured
finance insurance segment and eliminations	(92)	5	(148)	-
Adjustments to income before income taxes of the U.S. public finance insurance and corporate segments:
Mark-to-market gains (losses) on financial instruments(1)	(11)	79	(59)	55
Foreign exchange gains (losses)(1)	10	(21)	(18)	44
Net gains (losses) on sales of investments(1)	13	7	19	7
Net investment losses related to OTTI	-	(7)	(1)	(7)
Net gains (losses) on extinguishment of debt	3	(1)	5	(1)
Other net realized gains (losses)(2)	(1)	-	(2)	23
Operating income adjustment to the (provision) benefit for income tax(3)	36	(17)	68	(41)
Operating income (loss)	$15	$19	$31	$53

U.S. PUBLIC FINANCE INSURANCE (NATIONAL)
OPERATING INCOME (LOSS) RECONCILIATION(4)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income (loss)	$50	$37	$91	$94
Less: operating income adjustments:
Net gains (losses) on sales of investments(1)	24	2	30	3
Net investment losses related to OTTI	-	(6)	-	(6)
Operating income adjustment to the (provision) benefit for income tax(3)	(8)	1	(10)	1
Operating income (loss)	$34	$40	$71	$96

CORPORATE
OPERATING INCOME (LOSS) RECONCILIATION(4)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income (loss)	$(20)	$23	$(104)	$37
Less: operating income adjustments:
Mark-to-market gains (losses) on financial instruments(1)	(11)	79	(59)	55
Foreign exchange gains (losses)(1)	10	(21)	(18)	44
Net gains (losses) on sales of investments(1)	(11)	5	(11)	4
Net investment losses related to OTTI	-	(1)	(1)	(1)
Net gains (losses) on extinguishment of debt	3	(1)	5	(1)
Other net realized gains (losses)(2)	(1)	-	(2)	23
Operating income adjustment to the (provision) benefit for income tax(3)	9	(17)	22	(44)
Operating income (loss)	$(19)	$(21)	$(40)	$(43)

(1)	Gross amounts are reported within "Net gains (losses) on financial instruments at fair value and foreign exchange" on the Company's consolidated statements of operations.
(2)	Primarily relates to the sale of Cutwater.
(3)	Reported within "Provision (benefit) for income taxes" on the Company's consolidated statements of operations.
(4)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share: (3)

	As of June 30, 2016	As of December 31, 2015

Reported Book Value per Share	$26.88	$24.61

Reverse book value of international and structured finance insurance segment (1)	3.12	1.61

Reverse net unrealized (gains) losses included in other comprehensive income (loss)	(1.21)	0.34

Add net unearned premium revenue (2)	4.97	5.02

Add tax impact effect on unrealized (gains) losses and unearned premium revenue	(1.34)	(1.89)

Total adjustments per share	5.54	5.08

Adjusted Book Value per Share	$32.42	$29.69

(1)	The book value for the international and structured finance insurance segment does not provide significant economic or shareholder value to MBIA Inc. Amounts are net of any deferred taxes available to MBIA Inc.
(2)	Consists of financial guarantee premiums, net of deferred acquisition costs. The discount rate on financial guarantee installment premiums was the risk-free rate as defined by the accounting principles for financial guarantee insurance contracts.
(3)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(Dollars in millions)

National Public Finance Guarantee Corporation

	June 30, 2016	December 31, 2015
Policyholders' surplus	$2,652	$2,478
Contingency reserves	845	910
Statutory capital	3,497	3,388

Unearned premium reserve	924	1,042
Present value of installment premiums (1)	194	197
Premium resources (2)	1,118	1,239

Net loss and loss adjustment expense reserves (1)	21	(30)
Salvage reserves	101	102
Gross loss and loss adjustment expense reserves	122	72
Total claims-paying resources	$4,737	$4,699

Net debt service outstanding	$225,511	$259,436

Capital ratio (3)	64:1	77:1

Claims-paying ratio (4)	52:1	61:1

MBIA Insurance Corporation (5)
	June 30, 2016	December 31, 2015
Policyholders’ surplus	$490	$609
Contingency reserves	265	276
Statutory capital	755	885

Unearned premium reserve	347	356
Present value of installment premiums (6) (8)	461	520
Premium resources (2)	808	876

Net loss and loss adjustment expense reserves (6)	(246)	(332)
Salvage reserves (7)	930	994
Gross loss and loss adjustment expense reserves	684	662
Total claims-paying resources	$2,247	$2,423

Net debt service outstanding	$48,899	$57,682

Capital ratio (3)	65:1	65:1

Claims-paying ratio (4)	25:1	27:1

(1)	Calculated using a discount rate of 3.04% as of June 30, 2016 and December 31, 2015.
(2)	Includes financial guarantee and insured credit derivative related premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.
(5)	The table reflects MBIA Insurance Corporation including its subsidiary MBIA UK Limited.
(6)	Calculated using a discount rate of 5.18% as of June 30, 2016 and December 31, 2015.
(7)	This amount primarily consists of expected recoveries related to the Company's excess spread and put-backs.
(8)	Based on the Company's estimate of the remaining life for its insured exposures.

CONTACT:
MBIA Inc.
Greg Diamond, 914-765-3190
Investor and Media Relations
greg.diamond@mbia.com